EXHIBIT 99.1

CATELLUS DEVELOPMENT CORPORATION ELECTION CERTIFICATE

Catellus Development Corporation has declared a special dividend of $3.83 per share of Catellus common stock, payable on December 18, 2003 to stockholders of record on November 4, 2003. The special dividend will be paid in Catellus common stock, cash, or a combination of both, at the election of each stockholder (subject to certain cash and ownership limitations, as described in the prospectus supplement accompanying this election certificate). “Catellus common stock” means shares of common stock of Catellus SubCo, Inc. (to be renamed Catellus Development Corporation) that will be issued upon the completion of the previously announced merger reorganization of Catellus Development Corporation, which we expect to occur on December 1, 2003. The total number of shares of Catellus common stock to be issued in the special dividend will be determined by dividing (i) the product of $3.83 times the number of shares outstanding less the total amount of cash to be paid as part of the special dividend, by (ii) the average closing price of Catellus common stock from December 2, 2003 through and including December 8, 2003. You may make your election on a per share basis, so that you may receive common stock on some of your shares and cash with respect to the rest. If Catellus common stock is elected, cash will be paid in lieu of a fractional share so that you will receive a whole number of shares of common stock.

Please check only one of the following boxes below to indicate whether you elect to receive the special dividend in common stock, cash, or a combination of both on all of the shares of Catellus Development Corporation common stock that you owned on November 4, 2003. If you do not return this election certificate or fail to return it in the manner or by the deadline specified below, you will receive the special dividend in common stock (subject to the ownership limit). If you check more than one box or fail to check any box, you will be considered to have made the Stock Election. Because of the cash and ownership limitations described in the accompanying prospectus supplement, you may not receive exactly the form of consideration that you elect and may instead receive a pro rata or adjusted amount of cash or Catellus common stock.

Please detach along the perforated line and mail in the envelope provided.

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☒    ELECTIONS MUST BE INDICATED (X) IN BLACK OR BLUE INK.

CATELLUS DEVELOPMENT CORPORATION

SPECIAL DIVIDEND PAYABLE DECEMBER 18, 2003

The accompanying prospectus supplement of November 7, 2003 from Catellus should be read with care.

YOUR ELECTION IS IRREVOCABLE

	STOCK ELECTION		MIXED ELECTION		CASH ELECTION
I ELECT TO RECEIVE CATELLUS COMMON STOCK (PLUS CASH IN LIEU OF ANY FRACTIONAL SHARE) IN PAYMENT OF THE SPECIAL DIVIDEND.	☐	I ELECT TO RECEIVE A COMBINATION OF 20% CASH AND 80% CATELLUS COMMON STOCK (PLUS CASH IN LIEU OF ANY FRACTIONAL SHARE) IN PAYMENT OF THE SPECIAL DIVIDEND.	☐	I ELECT TO RECEIVE CASH IN PAYMENT OF THE SPECIAL DIVIDEND.	☐

ALL CATELLUS COMMON STOCK WILL BE ISSUED IN BOOK ENTRY FORM. A TRANSACTION ADVICE WILL BE MAILED BY WHICH YOU CAN REQUEST CERTIFICATES FOR YOUR SHARES.

YOU WILL BE CONSIDERED TO HAVE MADE THE STOCK ELECTION IF YOUR ELECTION CERTIFICATE IS RETURNED WITH NONE OF THE BOXES CLEARLY MARKED OR IS NOT RECEIVED BY DECEMBER 1, 2003.

To American Stock Transfer and Trust Company, Payment Agent: The above election is made in accordance with the letter from Catellus dated November 7, 2003.

Stock Owner sign here	Date

Co-Owner sign here

PLEASE COMPLETE, SIGN, DATE AND DELIVER THIS CERTIFICATE TO THE PAYING AGENT IN THE ENCLOSED

ENVELOPE BY NO LATER THAN 5:00 P.M., NEW YORK TIME, ON DECEMBER 1, 2003.